SCHEDULE 13D


	       Under the Securities Exchange Act of 1934
			(Amendment No._________)*


Fidelity Advisor Emerging Asia Fund, Inc.____________________________________
(Name of Issuer)
Common Stock____________________________________________________
(Title of Class of Securities)
315803106_______________________________________________________
(CUSIP Number)
________________________________________________________________

LB&T Strategic Advisors, Inc. 6620 W. Broad St. Richmond, VA. 23230 (Name, Address and Telephone Number of Person authorized to
  Receive Notices and Communications)

7/31/97____________________________________________________________
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on schedule 13g to report the acquisition which is the subject of this Schedule 13d, and is filing this schedule because of Rule 13d-1(b)(3) or (4),
check the following box     .

Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however. see the Notes).



CUSIP NO 315803106_____________          13D                   Page____ of _____



1.  Name of Reporting Person
	S.S. or I.R.S. Identification No. of Above Person
  LTB Trust    04-6782445


2.  Check the Appropriate Box if a Member of a Group*

							(a)
							(b)


3.  SEC USE ONLY



4.  Source of Funds*  00


5.  Check Box if Disclosure of Legal Proceedings is Required
      Pursuant to Items 2(d) or 2(E)

6.  Citizenship or Place of Organization
      Wilimington, Delaware

Number of Shares     7. Sole Voting Power        0
Beneficially         8. Shared Voting Power      0
Owned by             9. Sole Dispositive Power   0
Each Reporting      10. Shared Dispositive Power 0
Person with

11.   Aggregate Amount Beneficially Owned by Each Reporting Person
         383,114

12.  Check Box If The Aggregate Amount in Row 11 Excludes
      Certain Shares*

13.  Percent of Class Represented By Amount in Row 11
        5.1%

14.  Type of reporting Person*
        00

SIGNATURE


	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date
       Signature_______________________________________
       Name/Title  Kevin D. Girts, Managing Director

To follow are the responses to the seven (7) tems requested under Special instructions for Complying With Schedule 13D.

ITEM 1:
   Fidelity Advisor Emerging Asia Fund, Inc.
   82 Devonshire Street Boston, MA.
   Edward C. Johnson III, President
   J. Gary Burkhead, Senior V.P.
   Arthur S. Loring, Secretary
   Kenneth A. Rathgeber, Treasurer



ITEM 2:
  a)  Fred T. Tattersall, General Partner
  b)  6620 W. Broad Street Ste. 300 Richmond, Virginia 23230-1720
  c)  Managing Director of LB&T Strategic Advisors, Inc.
      6620 W. Broad Street Ste. 300 Richmond, Virginia 23230-1720
  d)  none
  e)  none
  f)  USA

ITEM 3:
     Personal funds

ITEM 4:
     Security purchased in ordinary course of business as investment.

ITEM 5:
   a) Fred T. Tattersall owns 3.6% of the trust, or 13,972.1 shares of the issuer.
   b) Power to vote and dispose of the securities resides with the investment manager, LB&T Strategic Advisors, Inc.
   c) Fred T. Tattersall has not invested in the LTB Trust during the past sixty days.
   d) LB&T Strategic Advisors, Inc. has the power to direct receipt of dividends.
   e)  N/A

ITEM 6:
  LB&T Strategic Advisors, Inc. is the investment manager for the trust.

ITEM 7:
  Not applicable

Date:  August 8, 1997